Exhibit 99.2

Empire Resorts Confirms Receipt of Proposal from Controlling Stockholder

Advises Stockholders to Take No Action at This Time

MONTICELLO, N.Y., Aug. 6, 2019 – Empire Resorts, Inc. (NasdaqGM: NYNY) (the “Company”), today confirmed that the special committee of its board of directors (the “Board”) has received an unsolicited proposal from Kien Huat Realty III Limited (“KH”), the holder of approximately 86% of Empire Resorts’ outstanding shares of common stock. KH is proposing to acquire all of the outstanding equity of the Company not currently owned by KH or its affiliates for $9.74 per share of common stock, and with each share of the Company’s series B preferred stock receiving the same consideration on an as-converted to common stock basis, in cash in a joint-venture with Genting Malaysia, an affiliate of KH. KH’s proposal is subject to various conditions, including completion of due diligence, negotiation and execution of definitive transaction documents and regulatory approvals.

As previously announced, the Board formed the special committee comprised of independent, disinterested directors to evaluate strategic alternatives. Consistent with its fiduciary duties, the special committee, with the assistance of its financial and legal advisors, will carefully review and consider the proposal in the context of Empire Resorts’ strategic review, and will pursue the course of action that it believes is in the best interest of the Company and its stockholders.

Empire Resorts advises its stockholders to take no action at this time pending the review of the proposal by the special committee. There can be no assurance that any definitive agreement will be executed relating to a transaction with KH or any other party or that any transaction with KH or any other party will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Moelis & Company LLC is serving as financial advisor to Empire Resorts and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal advisor.

About Empire Resorts, Inc.

Empire Resorts, Inc. was organized as a Delaware corporation on March 19, 1993, and since that time has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Empire owns and operates Resorts World Catskills, an all-season integrated destination casino resort located in Sullivan County, New York, approximately 90 miles from New York City, including the 101-room lifestyle hotel The Alder adjacent to the casino. Empire also owns and operates Monticello Raceway, a harness horseracing facility that began racing operations in 1958 in Monticello, New York, approximately 90 miles northwest of New York City.

Further information about the Company is available at www.empireresorts.com, www.rwcatskills.com and www.monticellocasinoandraceway.com.

Important Notice Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and variations of these terms and similar expression, or the negative of these terms or similar expressions. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives of the Company and are subject to significant risks and uncertainties. All forward-looking statements speak only as of the date as of which they are made. These statements are not guarantees and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, risks related to the expected timing and likelihood of completion of a potential transaction with KH or any other party, including the risk that the potential transaction may not occur, and the risk that any announcements relating to the potential transaction could have adverse effects on the market price of the Company’s. Risk factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission (“SEC”) and will be found in the filings that may be filed with the SEC by the Company and/or KH or a third party if a negotiated transaction is agreed to. Such reports are available on the SEC’s website (www.sec.gov). We caution you not to place undue reliance on any forward-looking statements, which are made as of the date hereof or as otherwise specified herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contacts

Talya Regan, 845-428-7200, EXT. 1646

Public Relations Manager

tshlang@rwcatskills.com

Matthew Sherman / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449